UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 19, 2014

PORTLAND GENERAL ELECTRIC COMPANY
(Exact name of registrant as specified in its charter)

Oregon	001-5532-99	93-0256820
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
121 SW Salmon Street, Portland, Oregon 97204
(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (503) 464-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 19, 2014, the Board of Directors of Portland General Electric Company (“PGE” or the “Company”) appointed Charles W. Shivery and Kathryn J. Jackson as directors of the Company to serve until the next annual meeting of shareholders, which will be held on May 7, 2014. Mr. Shivery’s appointment is effective February 20, 2014 and Ms. Jackson’s appointment is effective April 26, 2014. The Board of Directors also appointed Mr. Shivery to serve on the Audit Committee and the Finance Committee and appointed Ms. Jackson to serve on the Finance Committee and the Compensation and Human Resources Committee.

Mr. Shivery has nearly 40 years of experience in the utility industry. He served as Chairman, President and Chief Executive Officer of Northeast Utilities, New England’s largest utility system, from March 2004 until his retirement in April 2012 following the completion of the merger between Northeast Utilities and NSTAR. Following his retirement, he served as Chairman of the Board of Trustees of Northeast Utilities from April 2012 to October 2013, and he has served as a member of the Board of Trustees since October 2013. From 2007 to 2012, Mr. Shivery also served as Chairman of the boards of several wholly-owned subsidiaries of Northeast Utilities, including The Connecticut Light and Power Company, Public Service Company of New Hampshire, Western Massachusetts Electric Company and Yankee Gas Services Company. Prior to joining Northeast Utilities in 2002, Mr. Shivery worked for 29 years at Constellation Energy Group, Inc. and its wholly-owned subsidiary, Baltimore Gas & Electric Company, where he served in various executive positions, including Co-President of Constellation Energy Group. Mr. Shivery is a director of Webster Financial Corporation and is Chair of its Compensation Committee and a member of its Executive Committee. Mr. Shivery also is a director of Energy Insurance Mutual Limited, the Edison Electric Institute and the Electric Power Research Institute.

Ms. Jackson has served as the Chief Technology Officer and Senior Vice President of Research & Technology at Westinghouse Electric Company, LLC, a nuclear energy company, since 2009. Prior to holding her current position, Ms. Jackson served as the Vice President of Strategy, Research & Technology at Westinghouse Electric Company, LLC from 2008 to 2009. Prior to joining Westinghouse Electric Company, LLC, Ms. Jackson worked for 17 years at the Tennessee Valley Authority, where she held various executive positions. Since 2008, Ms. Jackson has served on the Board of Directors of the Independent System Operator of New England (“ISO New England”) - the grid system operator for the six New England states - where she has served as Chair of the Board of Directors, Chair of the Compensation and Human Resources Committee and a member of the System Planning and Reliability Committee. The interlock rules of the Federal Energy Regulatory Commission generally prohibit persons from concurrently serving on the boards of two unaffiliated public utilities. Accordingly, Ms. Jackson has notified ISO New England that she will resign from the board, effective April 25, 2014, in order to join the PGE Board of Directors.

There are no arrangements or understandings between Mr. Shivery or Ms. Jackson and any other persons pursuant to which Mr. Shivery or Ms. Jackson was selected as a director.
Upon the effective date of their appointments, Mr. Shivery became eligible, and Ms. Jackson will become eligible, to receive the following compensation pursuant to the Company’s standard compensation arrangements for non-employee directors:

Annual Cash Retainer Fee	$30,000
Board and Committee Meeting Fees:
for attendance in person	3,000
for telephone attendance	1,000
Annual Grant of Restricted Stock Units (in dollars) (prorated to reflect partial years of service)	55,000
The grants of restricted stock units will be made on the same terms and conditions as the grants made to other directors of the Company. The grants will be made pursuant to the terms of the Portland General Electric Company

2006 Stock Incentive Plan, as amended, a copy of which was included as an exhibit to the Company’s 2007 Annual Report on Form 10-K filed February 27, 2008. Mr. Shivery and Ms. Jackson will also be eligible to participate in the 2006 Outside Directors’ Deferred Compensation Plan, a copy of which was included as an exhibit to the Company’s Current Report on Form 8-K filed May 17, 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PORTLAND GENERAL ELECTRIC COMPANY
(Registrant)

Date:	February 20, 2014	By:	/s/ James F. Lobdell
James F. Lobdell
Senior Vice President of Finance, Chief Financial Officer and Treasurer